Exhibit 99 - Press Release

         International Wireless Inc. Acquires Mound Technologies, Inc.

Wednesday December 10, 6:35 pm ET

NORTH HAVEN, Conn., Dec. 10, 2003, International Wireless Inc. (Other OTC:IWLJ.PK - News) acquired Mound Technologies, Inc. on Wednesday December 10, 2003. 1,256,000 Shares of common stock in International Wireless were exchanged for all of the existing shares in Mound Technologies, Inc. In another action by the Board of International Wireless, Thomas C. Miller was elected to be President and Chief Executive Officer of International Wireless and the offices of the company were moved to Springboro, OH.

The acquisition of Mound Technologies, which consists of two divisions and one subsidiary, broadens the manufacturing base of International Wireless with the capability of producing fabricated steel products, as well as adding substantial assets to the balance sheet, including buildings and property.

The Steel Fabrication Division of Mound Technologies is a full service structural and miscellaneous steel fabricator. It also manufactures steel stairs and railings, both industrial and architectural quality. The present capacity of the facility is 6000 tons per year of structural and miscellaneous steel.

The Property Management Division owns and manages property. International Wireless now owns and manages 145,000 square feet of light and heavy industrial property on 22 acres. An additional 33 acres of industrial property is managed but not owned by International Wireless.

Freedom Products of Ohio is a wholly owned subsidiary. Freedom manufactures products for the heavy machinery industry and has the ability to do complete assembly including controls and testing if required. This includes material handling assemblies, industrial ovens, machine bases and pollution control abatement fabrications. Freedom has the capacity to fabricate assemblies up to 50 tons total weight.

International Wireless, Inc. intends to continue to expand capabilities through internal growth and acquisitions as it may be determined by the board of directors to meet the business plan. Sales for 2003 are now approaching $5 million with the acquisition of Mound Technologies and management anticipates growth to $20 million through other acquisitions by the end of the year.

 "Safe-Harbor"   Statement Under the Private Securities Litigation Reform Act of
1995

This press release contains  forward-looking  information  within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements regarding any potential sales of products as well as statements that include the words "believes," "expects," "anticipates," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of International Wireless, Inc. ("International Wireless"), to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in International Wireless's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and any subsequent reports filed with the Securities and Exchange Commission under the Exchange Act. This press release speaks as of the date first set forth above and International Wireless assumes no responsibility to update the information included herein for events occurring after the date hereof.

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Contact:
          International Wireless
          Jerry Gruenbaum
          110 Washington Avenue
          North Haven, CT 06473
          (203) 234-6350